Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Patrick J. Bagley, Sr. Vice President-Finance
Dover, Delaware, July 29, 2004	(302) 857-3745

DOVER MOTORSPORTS, INC.

REPORTS RESULTS FOR THE SECOND QUARTER

Dover Motorsports, Inc. (NYSE-Symbol: DVD) today reported its results for the second quarter ended June 30, 2004.

Earnings before income taxes for the quarter ended June 30, 2004 increased by $3,047,000 or 30.3% to $13,093,000 compared with $10,046,000 in the comparable quarter of the prior year. Improvements in all of the Company’s NASCAR events as well as lower general and administrative expenses, depreciation and net interest expense contributed to the increase in earnings before income taxes.

Revenues increased by $3,039,000 or 6.4% to $50,888,000 in the quarter ended June 30, 2004 compared with $47,849,000 in the second quarter of 2003. Broadcast revenues, admissions and event-related revenues all increased over the comparable period of the prior year. The Company promoted a total of nine major motorsports events in the second quarter of both 2004 and 2003.

Operating and marketing expenses were $31,203,000 in the second quarter of 2004 compared with $29,483,000 in the comparable quarter of 2003. Sanction fees and purses, which increased by $956,000 to $14,347,000 in the second quarter of 2004 compared with $13,391,000 for the same period of the previous year, represented the largest increase in operating expenses.

General and administrative expenses were $3,716,000 in the second quarter of 2004 compared with $4,137,000 for the same quarter last year. The prior year included $355,000 for the settlement of a claim at Gateway International Raceway. Excluding this claim, general and administrative expenses in the second quarter of 2004 were $66,000 lower than the same quarter of the prior year. Savings from the elimination of overhead at Denver and St. Petersburg were partially offset by higher wages and fringe benefits, and legal, audit and consulting expenses related to compliance with Sarbanes-Oxley activities.

Depreciation and amortization were $294,000 lower in the second quarter of 2004, primarily due to a decrease in property and equipment resulting from the write-off of assets in December 2003 at Denver and St. Petersburg.

Net interest expense was $1,013,000 lower in the second quarter of 2004 primarily as a result of $481,000 of interest received from the IRS in May 2004 related to an income tax refund as well as lower average amounts outstanding on the Company’s credit facility and lower bank fees in the second quarter of 2004.

Net earnings for the quarter ended June 30, 2004 were $5,163,000 or $.13 per diluted share compared with $5,023,000 or $.13 per diluted share for the same period last year. Net earnings and net earnings per share were negatively affected in 2004 by a 61% effective income tax rate compared with a 50% rate in 2003. The higher rate in 2004 was principally due to an increase in state income tax expenses attributable to valuation allowances established on state net operating losses.

For the six months ended June 30, 2004, revenues were $52,048,000 compared with $51,816,000 in the prior year, which included revenues of $3,043,000 from the discontinued Grand Prix of St. Petersburg.

The Company’s financial position improved during the first half of 2004 as cash flow from operations was $15,686,000 compared with $11,169,000 for the first half of last year. Substantially all of the cash flow was used to reduce indebtedness. At June 30, 2004, indebtedness was $49,088,000, down $13,189,000 from the $62,277,000 that was outstanding six months earlier.

Capital spending was $1,715,000 in the first half of 2004 compared with $2,604,000 in the first half of the prior year. Capital spending will increase in the second half of 2004 with the installation of Steel and Foam Energy Reduction (“SAFER”) walls, which is currently underway at Dover International Speedway. The Company expects to spend between $2,000,000 to 2,500,000 for the installation of SAFER walls at its four permanent facilities during the remainder of 2004 and a similar amount to complete these projects in 2005. The Company noted that any excess cash flow during the period will continue to be used to reduce indebtedness.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of motorsports events in the United States. Its motorsports subsidiaries operate five motorsports tracks (four permanent facilities and one temporary circuit) in four states and promote motorsports events under the auspices of four of the premier sanctioning bodies in motorsports – NASCAR, IRL, NHRA and Champ Car. The Company owns and operates Dover International Speedway in Dover, Delaware; Nashville Superspeedway near Nashville, Tennessee; Gateway International Raceway near St. Louis, Missouri; and Memphis Motorsports Park in Memphis, Tennessee. It also organizes and promotes the Toyota Grand Prix of Long Beach in California.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENT OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues:
Admissions	$20,429	$20,021	$20,517	$21,662
Event-related revenue	17,835	17,324	18,373	19,171
Broadcasting revenue	12,514	10,386	12,514	10,386
Other revenue	110	118	644	597

	50,888	47,849	52,048	51,816

Expenses:
Operating and marketing	31,203	29,483	33,528	35,953
General and administrative	3,716	4,137	7,409	7,748
Depreciation and amortization	2,404	2,698	4,796	5,324

	37,323	36,318	45,733	49,025

Operating earnings	13,565	11,531	6,315	2,791

Interest income	482	3	484	6
Interest expense	(954)	(1,488)	(2,093)	(2,737)

Earnings before income taxes	13,093	10,046	4,706	60

Income taxes	7,930	5,023	2,729	30

Net earnings	$5,163	$5,023	$1,977	$30

Net earnings per common share:
- Basic	$0.13	$0.13	$0.05	$—

- Diluted	$0.13	$0.13	$0.05	$—

Average shares outstanding:
- Basic	39,994	39,891	39,994	39,813
- Diluted	40,031	39,960	40,014	39,925

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEET

In Thousands

(Unaudited)

	June 30, 2004	June 30, 2003	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$4,587	$2,198	$3,348
Accounts receivable	15,032	11,910	2,643
Inventories	311	637	259
Prepaid expenses and other	4,347	4,708	1,691
Receivable from Dover Downs Gaming & Entertainment, Inc.	—	—	96
Income taxes receivable	—	4,176	5,819
Deferred income taxes	331	644	548

Total current assets	24,608	24,273	14,404

Property and equipment, net	226,565	242,288	229,603
Restricted cash	1,857	1,956	3,433
Other assets, net	1,515	1,607	1,434
Deferred income taxes	90	2,419	90
Goodwill	8,521	21,883	8,521

Total assets	$263,156	$294,426	$257,485

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,518	$3,033	$3,333
Accrued liabilities	6,320	7,102	4,587
Payable to Dover Downs Gaming & Entertainment, Inc.	22	638	—
Income taxes payable	105	—	—
Notes payable to banks	—	43,460	—
Current portion of long-term debt	805	745	745
Deferred revenue	18,861	19,165	11,304

Total current liabilities	33,631	74,143	19,969

Notes payable to banks	30,600	—	43,045
Long-term debt	17,683	18,486	18,487
Other liabilities	64	85	85
Deferred income taxes	42,617	41,282	38,527

Stockholders’ equity:
Common stock	1,681	1,649	1,656
Class A common stock	2,330	2,345	2,344
Additional paid-in capital	128,225	127,799	127,783
Retained earnings	7,175	28,967	5,999
Accumulated other comprehensive loss	(410)	(330)	(410)
Deferred compensation	(440)	—	—

Total stockholders’ equity	138,561	160,430	137,372

Total liabilities and stockholders’ equity	$263,156	$294,426	$257,485

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

In Thousands

(Unaudited)

	Six Months Ended June 30,
	2004	2003
Operating activities:
Net earnings	$1,977	$30
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	4,796	5,324
Amortization and write-off of credit facility fees	154	743
Amortization of deferred compensation	13	—
Tax benefit of options exercised	—	533
Deferred income taxes	1,786	3,220
Changes in assets and liabilities:
Accounts receivable	(12,389)	(8,384)
Inventories	(52)	(255)
Prepaid expenses and other	(2,616)	(1,048)
Accounts payable	4,185	591
Accrued liabilities	1,733	1,777
Payable to/receivable from Dover Downs Gaming & Entertainment, Inc.	118	(155)
Income taxes payable/receivable	8,445	1,730
Deferred revenue	7,557	7,085
Other liabilities	(21)	(22)

Net cash provided by operating activities	15,686	11,169

Investing activities:
Capital expenditures	(1,715)	(2,604)
Restricted cash	1,576	1,727
Other	—	70

Net cash used in investing activities	(139)	(807)

Financing activities:
Borrowings from revolving debt agreement	14,520	23,050
Repayments on revolving debt agreement	(26,965)	(31,105)
Repayments of long-term debt	(744)	(683)
Proceeds from stock options exercised	—	132
Credit facility origination and amendment fees	(318)	(245)
Dividends paid	(801)	(798)

Net cash used in financing activities	(14,308)	(9,649)

Net increase in cash and cash equivalents	1,239	713
Cash and cash equivalents, beginning of period	3,348	1,485

Cash and cash equivalents, end of period	$4,587	$2,198